353 N. CLARK STREET CHICAGO, IL 60654-3456

Exhibit 5.1

December 13, 2017

Board of Directors

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Re:

UDR, Inc., a Maryland corporation (successor by merger to United Dominion Realty Trust, Inc., a Virginia corporation) (the “Company”) $300 million 3.500% Medium-Term Notes, Series A due 2028, Fully and Unconditionally Guaranteed by United Dominion Realty, L.P., a Delaware limited partnership (the “Operating Partnership”)

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the issuance and sale by the Company of its $300,000,000 aggregate principal amount of 3.500% Medium-Term Notes, Series A due 2028 (the “Notes”), pursuant to the terms of (a) the Terms Agreement dated November 29, 2017 (the “Terms Agreement”) by and among the Company, the Operating Partnership and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC, Regions Securities LLC, Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, TD Securities (USA) LLC, MUFG Securities Americas Inc. and Samuel A. Ramirez & Company, Inc. (collectively, the “Agents”) and (b) the Third Amended and Restated Distribution Agreement, dated September 1, 2011, as amended July 29, 2014 and April 27, 2017, among the Company, the Operating Partnership and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (together with the Terms Agreement, the “Distribution Agreement”).  The Notes have been issued pursuant to an Indenture, dated as of November 1, 1995, between the Company and U.S. Bank National Association (successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank of Virginia), as trustee (the “Trustee”), as supplemented by the supplemental indenture thereto, dated as of June 11, 2003, between the Company and the Trustee, and the First Supplemental Indenture, dated as of May 3, 2011, among the Company, the Operating Partnership and the Trustee (such indenture, as supplemented, and as further amended, supplemented and modified from time to time, the “Indenture”).  The payment of principal and interest on the Notes will be fully and unconditionally guaranteed by the Operating Partnership pursuant to the Indenture (the “Guarantee”).

The Company filed a Registration Statement on Form S-3 (File No. 333-217491) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale of an unspecified amount of certain types of the Company’s securities and guarantees of such securities, including the Notes and the Guarantee.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles of Restatement of the Company and the Certificate of Limited Partnership of the Operating Partnership, each as amended or supplemented through the date hereof; (ii) the Amended and Restated Bylaws of the Company and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, each as amended or supplemented through the date hereof; (iii) certain resolutions of the board of directors of the Company relating to the issuance, sale and registration of the Notes; (iv) the Distribution Agreement; (v) the Indenture; and (vi) a specimen of the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company and the Operating Partnership, and we have made such inquiries of officers of the Company, the Operating Partnership and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)

the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)

limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indenture, the Notes or the Guarantee, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be unconscionable, impracticable, impossible to perform or commercially unreasonable, or where their breach is not material;

(iii)

the effect of public policy considerations which may limit the rights of parties to obtain certain remedies, and other commonly recognized statutory and judicial constraints on enforceability, including without limitation statutes of limitation; and

(iv)

our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with authentic originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company and the Operating Partnership, we have assumed that each other party has the requisite power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books and records of the Company and the Operating Partnership presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company and the Operating Partnership.  We have also relied, to the extent we deemed appropriate and without independent verification, upon factual information we have obtained from such other sources as we have deemed reasonable.

Based upon, subject to and limited by the foregoing and the other qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

(1)

The Notes, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture, and issued and delivered pursuant to the provisions of the Distribution Agreement and the Indenture against payment of the consideration therefor specified therein, will constitute legal, valid and binding obligations of the Company.

(2)

The Guarantee, when the Notes are executed, issued and authenticated in accordance with the Indenture and issued and delivered pursuant to the provisions of the Distribution Agreement and the Indenture against payment of the consideration therefor specified therein, will constitute a legal, valid and binding obligation of the Operating Partnership.

We do not express any opinion herein concerning any law other than the laws of the Commonwealth of Virginia, the Maryland General Corporation Law and the Delaware Revised Uniform Limited Partnership Act. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof.  We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes nor do we express any opinion regarding the Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the issuance and sale of the Notes and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about December 13, 2017, which will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the pricing supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP